Exhibit (k)(7)

Priority Senior Secured Income Management, LLC
10 East 40th Street, 44th Floor
New York, NY 10016

January 8, 2014

PRIORITY SENIOR SECURED INCOME FUND, INC.
10 East 40th Street, 44th Floor
New York, NY 10016

Re:    Deferral of Certain Expense Reimbursement Payments

Dear Ladies and Gentlemen:

This letter is being delivered to you with respect to the Investment Advisory Agreement (the “Advisory Agreement”) to which Priority Senior Secured Income Fund, Inc. (the “Company”) and Priority Senior Secured Income Management, LLC (the “Adviser”) are parties. Pursuant to section 2 of the Advisory Agreement, the Adviser is entitled to receive reimbursement from the Company of organization and offering expenses it has paid on behalf of the Company in an amount of up to 5.0% of the aggregate gross proceeds of the offering of the Company’s securities until all of the organization and offering expenses incurred and/or paid by the Adviser have been recovered. Pursuant to this letter, the Adviser hereby agrees to accept henceforth a maximum of 2.0% of the aggregate gross proceeds of the offering of the Company’s securities until all of the organization and offering expenses incurred and/or paid by the Adviser have been recovered.

This letter shall be binding on the undersigned and its successors and assigns.

This letter shall be governed by and interpreted and construed in accordance with the governing law provisions set forth in Section 12 of the Advisory Agreement.
No term or provision of this letter may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

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Priority Senior Secured Income Fund, Inc.
January 8, 2014

Very truly yours,

PRIORITY SENIOR SECURED INCOME MANAGEMENT, LLC

By:    _____________________________
Name:
Title:

Acknowledged and accepted as of the date hereof:

PRIORITY SENIOR SECURED INCOME FUND, INC.

By:    _____________________________
Name:
Title: